Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Incentive Program and Share Incentive Program Subject to TSR of Loma Negra Compañĺa Industrial Argentina Sociedad Anónima of our report dated April 29, 2021, with respect to the consolidated financial statements of Loma Negra Compañĺa Industrial Argentina Sociedad Anónima as of December 31, 2020 and 2019 and for the years then ended, included in its Annual Report (Form 20-F) for the year ended December 31, 2020 filed with the Securities and Exchange Commission.

/s/ PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L

Member of Ernst & Young Global

City of Buenos Aires, Argentina

October 29, 2021